SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*


                               Critical Path, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22674V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 13.

                         (Continued on following pages)

                               Page 1 of 14 Pages

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 2 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Mohr, Davidow Ventures V, L.P. ("MDV V")
   Tax ID Number: 94-3291885
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 3 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   MDV Entrepreneurs' Network Fund II(A), L.P.
   ("MDV Entrepreuners' Network Fund II(A)")
   Tax ID Number: 94-3297336
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 4 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   MDV Entrepreneurs' Network Fund II(B), L.P.
   ("MDV Entrepreuners' Network Fund II(B)")
   Tax ID Number: 94-3297339
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 5 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Fifth MDV Partners, L.L.C. ("Fifth MDV")
   Tax ID Number: 94-3291887
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 6 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   Jonathan D. Feiber ("Feiber")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 7 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   Nancy J. Schoendorf ("Schoendorf")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 8 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   George Zachary ("Zachary")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 22674V100                    13G                    Page 9 of 14 Pages
-------------------                                           ------------------

ITEM 1(a).     NAME OF ISSUER:

               Critical Path, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               320 First Street
               San Francisco, California  94105

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is filed by Mohr, Davidow Ventures V, L.P., a Delaware limited partnership ("MDV V"), MDV Entrepreneurs' Network Fund II(A), L.P., a Delaware limited partnership ("MDV Entrepreuners' Network Fund II(A)"), MDV Entrepreneurs' Network Fund II(B), L.P., a Delaware limited partnership ("MDV Entrepreuners' Network Fund II(B)"), Fifth MDV Partners, L.L.C. ("Fifth MDV Partners"), a Delaware limited liability company, Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf ("Schoendorf") and George Zachary ("Zachary"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

               Fifth MDV Partners is the general partner of MDV V and MDV Entrepreneurs' Network Funds II(A) and II(B), and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV V and MDV Entrepreneurs' Network Funds II(A) and II(B). Feiber, Schoendorf and Zachary are the general partners/managing members of Fifth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by MDV V and MDV Entrepreneurs' Network Funds II(A) and II(B).

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

               Mohr, Davidow Ventures
               2775 Sand Hill Road, Suite 240
               Menlo Park, California  94025

ITEM 2(c)      CITIZENSHIP:

               MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs' Network Fund II(B), are Delaware limited partnerships. Fifth MDV Partners is a Delaware limited liability company. Feiber, Schoendorf, and Zachary are United States citizens.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               22674V100

-------------------                                          -------------------
CUSIP NO. 22674V100                    13G                   Page 10 of 14 Pages
-------------------                                          -------------------

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                    (a)  Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

                    (b)  Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

                    (c)  Number of shares as to which such person has:

                         (i)   Sole power to vote or to direct the vote:

                         See Row 5 of cover page for each Reporting Person.

                         (ii)  Shared power to vote or to direct the vote:

                         See Row 6 of cover page for each Reporting Person.

                         (iii) Sole power to dispose or to direct the
                               disposition of:

                         See Row 7 of cover page for each Reporting Person.

                         (iv) Shared power to dispose or to direct the disposition of:

                         See Row 8 of cover page for each Reporting Person.

-------------------                                          -------------------
CUSIP NO. 22674V100                    13G                   Page 11 of 14 Pages
-------------------                                          -------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

               Not applicable

-------------------                                          -------------------
CUSIP NO. 22674V100                    13G                   Page 12 of 14 Pages
-------------------                                          -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                        By: /s/  Nancy J. Schoendorf
                                            ------------------------------------
                                            Nancy J. Schoendorf, individually,
                                            and on behalf of MDV V, in her
                                            capacity as a managing member of
                                            Fifth MDV Partners, the general
                                            partner of MDV V, on behalf of MDV
                                            Entrepreneurs' Network Fund II(A)
                                            and MDV Entrepreneurs' Network Fund
                                            II(B), in her capacity as a managing
                                            member of Fifth MDV Partners,the
                                            general partner of both, and on
                                            behalf of Fifth MDV Partners in her
                                            capacity as a managing member
                                            thereof.


                                        By: /s/  Jonathan D. Feiber
                                            ------------------------------------
                                            Jonathan D. Feiber


                                        By: /s/ George Zachary
                                            ------------------------------------
                                            George Zachary

-------------------                                          -------------------
CUSIP NO. 22674V100                    13G                   Page 13 of 14 Pages
-------------------                                          -------------------


                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    14

-------------------                                          -------------------
CUSIP NO. 22674V100                    13G                   Page 14 of 14 Pages
-------------------                                          -------------------

                                    EXHIBIT A

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Critical Path, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

February 14, 2001

                                        /s/ Nancy J. Schoendorf
                                        ----------------------------------------
                                        Nancy J. Schoendorf, individually, and
                                        on behalf of MDV V, in her capacity as a
                                        managing member of Fifth MDV Partners,
                                        the general partner of MDV V, on behalf
                                        of MDV Entrepreneurs' Network Fund II(A)
                                        and MDV Entrepreneurs' Network Fund
                                        II(B), in her capacity as a managing
                                        member of Fifth MDV Partners, the
                                        general partner of both, and on behalf
                                        of Fifth MDV Partners in her capacity as
                                        a managing member thereof.


                                        /s/ Jonathan D. Feiber
                                        ----------------------------------------
                                        Jonathan D. Feiber


                                        /s/ George Zachary
                                        ----------------------------------------
                                        George Zachary